As filed with the Securities and Exchange Commission on August 25, 2004

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

California	280 North Bernardo Avenue Mountain View, California	94-3003809
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

2004 Employee Stock Purchase Plan

Arthur D. Chadwick

Vice President, Finance and Administration

Pinnacle Systems, Inc.

280 North Bernardo Avenue

Mountain View, California 94043

(650) 526-1600

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Chris F. Fennell, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value, issuable pursuant to the 2004 Employee Stock Purchase Plan(1)	1,203,227	$4.01(2)	$4,824,940	$611.32

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2004 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock. The number of shares of common stock, no par value (“Common Stock”), stated above includes Preferred Share Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

(2)	The Proposed Maximum Offering Price Per Share of $4.01 per share is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (“Securities Act”), solely for the purpose of computing the amount of the registration fee and is based the average of the high and low sales price of a share of Pinnacle Systems, Inc. Common Stock as reported by the Nasdaq National Market on August 24, 2004.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

This Registration Statement registers shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2004 Employee Stock Purchase Plan. The following documents filed with the Securities and Exchange Commission by the Registrant pursuant to the Securities Exchange Act of 1934 or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed with the SEC on September 18, 2003.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company document referred to in (a) above.

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 9, 1994, including any amendment or report filed for the purpose of updating such description.

(d)	The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrants Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on December 19, 1996, as amended May 19, 1998 and, including any report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

As permitted by Section 204(a) of the California General Corporation Law, the Registrant’s Articles of Incorporation eliminate a director’s personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director’s fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless

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disregard for the director’s duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders. This provision does not eliminate the directors’ duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant’s Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant has entered into Indemnification Agreements with its directors and executive officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered

10.69	2004 Employee Stock Purchase Plan

23.1	Consent of Independent Auditors, KPMG LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 4 attached hereto)

Item 9.	Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * * *

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 25th day of August, 2004.

PINNACLE SYSTEMS, INC.

By:	/s/ ARTHUR D. CHADWICK
Arthur D. Chadwick Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patti S. Hart and Arthur D. Chadwick and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PATTI S. HART Patti S. Hart	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 25, 2004

/s/ ARTHUR D. CHADWICK Arthur D. Chadwick	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2004

/s/ ROBERT J. FINOCCHIO, JR. Robert J. Finocchio, Jr.	Director	August 25, 2004

/s/ L. WILLIAM KRAUSE L. William Krause	Director	August 25, 2004

/s/ JOHN C. LEWIS John C. Lewis	Director	August 25, 2004

/s/ HARRY MOTRO Harry Motro	Director	August 25, 2004

/s/ MARK L. SANDERS Mark L. Sanders	Director	August 25, 2004

/s/ CHARLES J. VAUGHAN Charles J. Vaughan	Director	August 25, 2004

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PINNACLE SYSTEMS, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Documents

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered

10.69	2004 Employee Stock Purchase Plan

23.1	Consent of Independent Auditors, KPMG LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 4 attached hereto)